EXHIBIT 4.12

FORM OF SERIES A DEBENTURE

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE " ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

No. 2008 A -_________________	US $_________________

AMERICAN BIO MEDICA CORPORATION

10% CONVERTIBLE DEBENTURE DUE JULY 1, 2012

THIS DEBENTURE is one of a duly authorized issue up to $1,500,000 in Series A and Series B Debentures of AMERICAN BIO MEDICA CORPORATION, a corporation duly organized and existing under the laws of the State of New York (the "Company") designated as its 10% Convertible Debentures, Series A, due July 1, 2012.  Capitalized terms used herein shall have the same meanings as are ascribed to such terms in the Securities Purchase Agreement dated as of July ___, 2008 by and between the registered holder hereof (the "Holder"), unless otherwise defined herein.

FOR VALUE RECEIVED, the Company promises to pay to ________________, the Holder, the principal sum of (US $            ) Dollars on July 1, 2012 (the "Maturity Date") and to pay interest, in arrears on the principal sum outstanding from time to time in arrears, on a semi annual basis on July 1 and January 1 of each year with the first payment to be made on January 1, 2009, at the rate of 10% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the date hereof until payment in full of the principal sum has been made or duly provided for. Subject to the provisions of paragraph 4 below, the principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder at the last address appearing on the Debenture Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

This Debenture is subject to the following additional provisions:

1.           The Debentures are issuable in denominations of Ten Thousand Dollars (US$10,000) and of $500 in excess of $10,000. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

2.           The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

3.           This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Act, and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.           Subordination.

a.           The payment of principal of and interest on this Debenture shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Obligations (as hereinafter defined).

b.           If, and to the extent that, after giving pro forma effect to a scheduled payment of principal of, or interest on, this Debenture, the Company, in good faith, shall conclude that the making of such payment would cause an Event of Default (as defined in any agreement or instrument creating, evidencing, or modifying the terms of, any Senior Obligation) to occur, then, and in such event, the Company shall have the right to defer such payment (but only to the extent that it would cause such an Event of Default) until (but not later than) such time as the same might be made without causing any such Event of Default to occur.  After making any such conclusion, the Company will promptly transmit, to the registered Holder of this Debenture, a notification thereof, which notification shall set forth, in summary form, the computation upon which such conclusion was based.

c.           In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith relative to the Company or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Obligations shall be entitled to receive payment in full of the Senior Obligations before the holder of this Debenture is entitled to receive any payment on account of principal of or interest on this Debenture.  To that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred by these provisions upon the holder of this Debenture and the holders of Senior Obligations by a lawful plan of reorganization under applicable bankruptcy law), each holder of Senior Obligations shall be entitled to receive, to the extent necessary to make payment in full of such Senior Obligations, for application in payment thereof, any payment or distribution of any kind or character whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Debenture.

d.           In the event the Company shall default in the payment of the principal of or premium, if any, or interest on any Senior Obligation when the same shall become due and payable, whether at stated maturity or at a date fixed for prepayment or by declaration, demand or automatic acceleration or otherwise (under circumstances when the provisions of the foregoing Paragraph (b) shall not be applicable), then, unless and until such default shall have been cured or waived or shall have ceased to exist, the holders of the Senior Obligations shall be entitled to receive payment in full of the Senior Obligations before the holder of this Debenture is entitled to receive any payment on account of principal of or interest on this Debenture.

e.           The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand, and the holder of this Debenture on the other hand, and none of such provisions shall impair, as between any holder of this Debenture and the Company, the obligation of the Company to pay to such holder the principal hereof and interest hereon in accordance with the terms hereof, nor shall any such provisions prevent any holder of this Debenture upon default hereunder from exercising, subject to the rights of the holders of Senior Obligations to receive the cash, property or securities otherwise payable or deliverable to the holder of this Debenture, any of its rights or remedies with respect to the enforcement of this Debenture.

f.           "Senior Obligations" shall mean the principal of, premium, if any, and unpaid interest on:  (i) any obligation for borrowed money due from the Company to First Niagara Financial Group (the “Senior Lender”), whether now outstanding or hereafter incurred or assumed;  (ii) any guaranty or other contingent obligation incurred by the Company in favor of the Senior Lender whether now outstanding or hereafter incurred or assumed; and  (iii)  all modifications, deferrals, renewals, extensions and refundings of any of the items described in the foregoing Clauses (i) and (ii).  Provided, however, that the following shall not constitute Senior Obligations:  (1)  any obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligation is subordinate in right of payment to all other indebtedness of the Company;  (2)  any obligation which by its terms refers explicitly to this Debenture and states that such obligation shall not be senior in right of payment thereto; and (3) any obligation of the Company which, in accordance with the provisions of this Paragraph 4(f) (except for this Clause (3)), would constitute a Senior Obligation, if, and to the extent that, after giving effect to the incurrence by the Company of such obligation, the aggregate amount of all outstanding Senior Obligations would exceed the sum of $2,500,000.

5.           Subject to the terms and conditions of this Debenture, the Holder of this Debenture shall have a right of conversion, at any time commencing the earlier of (a) one hundred twenty (120) days after the date of this Debenture, or (b) the effective date of the Registration Statement filed pursuant to the Registration Rights Agreement between the Company and the Holder, or the Holder's predecessor in interest, of the principal amount of this Debenture into Shares of Common Stock of the Company, at a conversion rate of 666.67 shares per $500 in principal amount of this Debenture (representing an approximate conversion price of approximately $0.75 per share), unless the closing price of Common Stock exceeds $0.75 on the date of Closing Date of the Series A offering, in which case the conversion rate per $500 in principal amount of this Debenture will be an amount equal to $500 divided by one hundred twenty five (125%) percent of such price. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of Notice of Conversion notice attached hereto as Exhibit A, executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest (and penalties) accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash. No fraction of Shares or scrip representing fractions of Shares will be issued on conversion, but the number of Shares issuable shall be rounded up to the nearest whole share. The date on which a Notice of Conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder has delivered this Debenture, with the Notice of Conversion duly executed, to the Company or, the date set forth in such facsimile or electronic delivery of the Notice of Conversion if the Debenture is received by the Company within three (3) business days therefrom. Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (518-758-8171); ATTN: Corporate Secretary). Common Stock upon conversion will be delivered in certificate form via messenger or overnight delivery or via the DWAC system within five (5) business days from the date the Notice of Conversion with the original Debenture is delivered to the Company.

6.           a.           The Company shall have the right to redeem any Debentures which have not theretofore been surrendered for conversion at a price (the “Redemption Price”) equal to the face value thereof plus $0.05 per underlying common share, or $525 per $500 in principal amount of the Debentures, which right shall be exercised by delivering a notice (a “Notice of Redemption”) to the Holder, at any time within ninety (90) days after the occurrence of a “Triggering Event”.  A "Triggering Event" shall be deemed to have occurred on any date when the closing price of the Common Stock on any exchange where the Common Stock is traded has equaled or exceeded $2.00 per share for a period of twenty (20) consecutive trading days.

  b.           Within sixty (60) days after the date of the Notice of Redemption, the Holder shall either (i) surrender its Debentures against receipt of the Redemption Price in immediate funds, or (ii) exercise its right of conversion by delivering a Notice of Conversion with the original Debenture to the Company as provided in Section 5.

c.           The Redemption Price shall be paid to the Holder within ten (10) days from the date of surrender of its Debentures for redemption. . In the event such payment is not timely made, the Notice of Redemption shall be null and void.

7.           No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

8.           No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

9.           If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee hereby agree that this Debenture may thereafter be converted, in the manner, and at the conversion price set forth above, into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment following such notice, the right of conversion shall terminate.

10.         The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state or federal laws or similar laws relating to the sale of securities.

11.         This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Albany or the state courts of the State of New York sitting in the City of Albany in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

12.         The following shall constitute an "Event of Default":

a.           The Company shall default in the payment of principal upon the Maturity Date; or

b.           The Company shall default in the payment of interest on this Debenture and such default shall remain unremedied for twenty (20) days after the due date of such payment of interest; or

c.           Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, or in any certificate or financial or other written statements furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

d.           The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer on any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Securities Purchase Agreement or the Registration Rights Agreement and any such failure shall continue uncured for three (3) business day after the Company has been notified of such failure in writing by Holder; or

e.           The Company shall fail to perform or observe, in material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

f.           The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

g.           A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

h.           Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

i.           Any money judgment, writ or warrant of attachment, or similar process in excess of Five Hundred Thousand Dollars  ($500,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

j.           Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtor shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.  Upon the occurrence of an Event of Default, the rate of interest on this Debenture will be increased to the lesser of: (i) twenty percent (20%) per annum, or (ii) the highest interest rate allowable by applicable law.

13.         Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: ________ __, 2008

AMERICAN BIO MEDICA CORPORATION

By:

(Print Name)

(Title)

EXHIBIT A
NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $ _______________ of the principal amount of Debenture No. 2008A-_____ into shares of Common Stock of AMERICAN BIO MEDICA CORPORATION (the "Company") according to the conditions hereof, as of the date written below. In converting the Debenture No. 2008A-_______, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not a nominee for any other party, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended.

Date of Conversion* ___________________________________

Applicable Conversion Price _____________________________

Signature: ___________________________________________

Printed Name: ________________________________________

Address: ____________________________________________

_______________________________________________

* This original Debenture and Notice of Conversion must be received by the Company by the third business date following the Date of Conversion.